EXHIBIT 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Reports Quarterly Earnings Gains for Third Quarter and Nine Months

Q3 diluted EPS up 20% on 6% net sales growth;
Year-to-date diluted EPS up 25% on 8% net sales rise;
Company again raises 2006 full-year outlook

        MINNEAPOLIS, Minn., Oct. 26, 2006—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer world, today reported strong quarterly net earnings of $7.9 million, or $0.42 per diluted share, on net sales of $145.7 million for its third quarter ended September 30, 2006. Tennant reported net earnings in the comparable 2005 period of $6.3 million, or $0.35 per diluted share, on net sales of $137.8 million. The 2006 third-quarter earnings include $0.01 per diluted share for the non-cash expense of stock options in accordance with SFAS 123(R).

        For the nine months ended September 30, 2006, Tennant reported net earnings of $21.5 million, or $1.14 per diluted share, on net sales of $432.1 million. In the comparable 2005 period, the company had net earnings of $16.5 million, or $0.91 per diluted share, on net sales of $400.9 million. The 2006 nine month earnings include $0.03 per diluted share for the non-cash expense of stock options in accordance with SFAS 123(R).

        “We are pleased with the company’s continued growth for the quarter and nine-month period,” said Chris Killingstad, Tennant Company’s president and chief executive officer. “As a result of our strong year-to-date financial performance, improving operating efficiencies and growth prospects from our new product pipeline, we are raising our full-year earnings outlook for the second time this year. We now expect earnings per diluted share in the $1.42 to $1.50 range, up from $1.26 per diluted share in 2005.”

        The company remains focused on its five corporate priorities: expanding market coverage and growing a manufacturing base in China; building a global, low-cost sourcing platform; implementing lean manufacturing initiatives and reducing its manufacturing footprint; employing continuous process improvement; and growing revenues through innovative product and service solutions, as well as through international market expansion.

2 – Tennant Reports 2006 Third Quarter Results

        Commenting on the company’s continued progress in these areas, Killingstad said: “The first products to be manufactured at our new China facility rolled off the line during the quarter, on schedule, and we are successfully building a base of distributors there. In addition, we took steps to expand our market presence in other international markets by opening a new South American office in Brazil. We believe this region holds significant growth potential for Tennant.”

        Regarding new products, sales of Tennant’s new M20 integrated Scrubber-Sweeper are exceeding expectations. The recently introduced T20 Rider Scrubber has also been positively received in the marketplace. The T20 shares significant design elements with the M20, is manufactured on the same production line and is another element of our stated strategy to revitalize large rider equipment sales. Further, the company launched several other new products toward the end of the third quarter. Both of the company’s core brands, Tennant and Nobles, have introduced walk-behind scrubbers that extend the successful FaST™ floor cleaning technology and are targeted at a range of commercial and industrial applications. Two new carpet care riders leverage Tennant’s ReadySpace® carpet care technology. Sales of these products are anticipated to ramp in the fourth quarter and in 2007.

Review of Results
        Tennant’s consolidated net sales for the 2006 third quarter rose 5.7 percent compared to a strong 2005 third quarter. Favorable foreign currency exchange added approximately 1 percent to consolidated net sales for the quarter. For the year to date, consolidated net sales increased 7.8 percent compared with the first nine months of 2005. The net impact of foreign currency exchange was negligible on 2006 consolidated net sales for the nine-month period.

        In North America, 2006 third-quarter net sales totaled $94.9 million, up 1.1 percent. Killingstad said, “Sales in North America surpassed last year’s high third-quarter sales which were up 12.2 percent from the previous year, and we remain confident about growth opportunities moving forward.” For the first nine months of 2006, net sales in North America increased 6.3 percent to $286.0 million. Foreign currency exchange effects added less than 1 percent to net sales for the quarter and nine-month period.

        In Europe, third-quarter net sales grew to $35.8 million, up 21.8 percent compared with the 2005 third quarter. The Hofmans Machinefabriek acquisition contributed approximately 6 percent or $1.7 million. Sales of new products, including the shipment of a large order to a new customer, also contributed to Europe’s sales growth in the third quarter. Favorable foreign currency exchange effects added approximately 5 percent to sales in Europe for the quarter. For the year to date, net sales in Europe increased 13.5 percent to $103.2 million compared with the same period last year. Unfavorable foreign currency exchange effects lowered net sales in Europe by approximately 2 percent year to date.

        In Tennant’s other international markets, 2006 third-quarter net sales rose 3.4 percent to $15.0 million compared with the 2005 third quarter. Unfavorable foreign currency exchange effects lowered net sales by approximately 1 percent in the 2006 third quarter. For the year to date, net sales in other international markets totaled $42.9 million, a 4.9 percent increase versus the first nine months of 2005. Unfavorable foreign currency exchange effects lowered net sales in other international markets by approximately 2 percent year to date.

3 – Tennant Reports 2006 Third Quarter Results

        The gross profit margin was 41.6 percent for the 2006 third quarter compared to 42.9 percent in the 2005 third quarter, as price increases taken earlier in 2006, as well as ongoing cost reductions, were not enough to offset higher material costs. Startup manufacturing costs in China, integration of the Hofmans acquisition, and a higher mix of smaller equipment sales also contributed to reduced margins in the third quarter. Year to date, the gross profit margin was 42.4 percent versus 42.8 percent in the first nine months of last year.

        Operating profit for the 2006 third quarter rose 15.1 percent to $9.9 million compared with the 2005 third quarter, reflecting sales growth across all product categories and geographies, as well as operating expense efficiencies. Selling and administrative expenses were lower than last year and, as a percent of sales, decreased from 33 percent to 31 percent. Year to date, Tennant has spent approximately $1.7 million pretax, or $0.07 per diluted share, on its previously disclosed China strategy and manufacturing footprint consolidation. For the first nine months of 2006, operating profit rose 14.5 percent to $29.2 million.

Business Outlook
        For the 2006 year, Tennant is raising its outlook. The company now anticipates full-year earnings per diluted share to range from $1.42 to $1.50, up from its previous estimate of $1.30 to $1.42. The company’s current 2006 estimate includes $0.03 to $0.05 per diluted share for stock option expense as a result of the adoption of SFAS 123(R) and approximately $0.03 per diluted share for integration costs related to the July 3, 2006, acquisition of Hofmans Machinefabriek. This outlook also includes approximately $3.1 million pretax, or $0.12 per diluted share, of expense related to the company’s China expansion and manufacturing footprint consolidation initiative.

        In connection with the manufacturing footprint consolidation, Tennant anticipates selling its Maple Grove, Minn., facility. While the company cannot estimate the impact of this sale on its results because of the uncertainty of the transaction price and timing, the company does anticipate a substantial gain on the sale.

        Looking ahead to 2007, Killingstad said, “We anticipate building on the success of the past two years and expect consolidated sales growth of 5 to 9 percent, which is consistent with previously communicated targets. There remain significant efficiencies to be gained in our operations, and we will continue to innovate through new products, services and solutions. We anticipate another year of solid double-digit earnings gains, despite higher expenses related to manufacturing footprint consolidation. Our stated goal is to reach a 9.5 percent operating margin; we now believe we can attain that level at the end of 2008. Announcements over the last week on our hiring Don Westman as Vice President of Global Operations and Karel Huijser as Vice President of International increase our confidence in the future.”

4 – Tennant Reports 2006 Third Quarter Results

Conference Call Today
        Tennant will host a conference call to discuss its quarterly results today, October 26, 2006, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant’s website. To listen to the call live on the Web, go to www.tennantco.com at least 15 minutes before the scheduled start time and, if necessary, download and install audio software. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

Company Profile
        Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; Northampton, United Kingdom; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements
        Certain statements contained in this document as well as other written and oral statements made by us from time to time are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; changes in laws, including changes in accounting standards and taxation changes, such as the effects of the American Jobs Creation Act of 2004 and the adoption of SFAS 123(R), including the timing and method of stock option exercises; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost of our products sold internationally; fluctuations in the cost or availability of raw materials and purchased components; the success and timing of new products; our ability to achieve projections of future financial and operating results; our ability to transition management smoothly into new senior leadership roles; successful integration of acquisitions; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; the ability to achieve anticipated global sourcing cost reductions; unforeseen product quality problems; our ability to acquire, retain and protect proprietary intellectual property rights; the effects of litigation, including threatened or pending litigation; the price and timing of the sale of our Maple Grove, Minn., manufacturing facility; our ability to benefit from production reallocation plans, including benefits from our expansion in China; and our plans for growth.

        We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant’s results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”

        We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

FINANCIAL TABLES FOLLOW

TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005

Net sales	$145.7	$137.8	$432.1	$400.9
Cost of sales	85.1	78.7	248.9	229.3

Gross profit	60.6	59.1	183.2	171.6

Gross margin	41.6%	42.9%	42.4%	42.8%

Research and development expenses	5.5	4.9	16.2	13.9
Selling and administrative expenses	45.2	45.6	137.8	132.2

Total operating expenses	50.7	50.5	154.0	146.1

Profit from operations	9.9	8.6	29.2	25.5
Operating margin	6.8%	6.2%	6.8%	6.4%

Interest income, net	0.2	0.4	1.4	0.8
Other income (expense)	1.0	(0.1)	1.1	(0.8)

Earnings before income taxes	11.1	8.9	31.7	25.5
Income tax expense	3.2	2.6	10.2	9.0

Net earnings	$7.9	$6.3	$21.5	$16.5

Basic EPS (1)	$0.43	$0.35	$1.16	$0.92

Diluted EPS (1)	$0.42	$0.35	$1.14	$0.91

Average number of diluted shares (1)	19.0	18.1	18.9	18.2

(1)	All earnings per share and shares outstanding data have been adjusted for the 2-for-1 stock split effective July 26, 2006.

GEOGRAPHICAL NET SALES(2) (Unaudited)

(In millions)	Three Months Ended September 30			Nine Months Ended September 30
	2006	2005	% of Change	2006	2005	% of Change
North America	$94.9	$93.9	1.1%	$286.0	$269.1	6.3%
Europe	35.8	29.4	21.8%	103.2	90.9	13.5%
Other International	15.0	14.5	3.4%	42.9	40.9	4.9%

Total	$145.7	$137.8	5.7%	$432.1	$400.9	7.8%

(2)	Net of intercompany sales.

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TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

(In millions)	2006	2005
	Sept. 30	Dec. 31	Sept. 30
ASSETS
Cash and cash equivalents	$35.1	$41.3	$28.5
Short-term investments	10.0	—	—
Net receivables	101.2	105.9	93.6
Inventories	61.4	52.7	60.6
Deferred income taxes and other current assets	12.0	11.7	11.6

Total current assets	219.7	211.6	194.3

Net property, plant, and equipment	75.9	72.6	69.6
Deferred income taxes, long-term portion	2.2	1.5	0.8
Goodwill and other intangible assets	30.4	23.8	24.0
Other assets	1.3	2.0	2.2

Total assets	$329.5	$311.5	$290.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current debt	$2.3	$2.2	$1.9
Accounts payable, accrued expenses and deferred revenue	77.7	86.8	81.0

Total current liabilities	80.0	89.0	82.9

Long-term debt	1.8	1.6	1.3
Long-term employee benefits	27.6	27.8	26.3
Long-term deferred income tax liabilities	0.9	—	—
Shareholders’ equity	219.2	193.1	180.4

Total liabilities and shareholders’ equity	$329.5	$311.5	$290.9

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TENNANT COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Nine Months Ended September 30
	2006	2005
CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings	$21.5	$16.5

Adjustments to net earnings to arrive at operating cash flows:
Depreciation and amortization	10.5	9.8
Deferred tax (benefit) expense	(0.7)	0.3
Stock-based compensation expense	2.5	1.4
Provision for bad debt and returns	0.5	0.7
Changes in operating assets and liabilities:
Accounts receivable	4.9	4.2
Inventories	(4.7)	(7.8)
Accounts payable, accrued expenses and deferred revenues	(9.3)	7.6
Other current/noncurrent assets and liabilities	0.7	(3.3)
Other, net	1.8	0.7

Net cash flows related to operating activities	27.7	30.1

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(13.2)	(12.9)
Acquisitions, net of cash acquired	(8.5)	—
Purchases of short-term investments	(10.0)	—
Sale of short-term investments	—	6.1
Proceeds from disposals of property, plant and equipment	0.7	1.4

Net cash flows related to investing activities	(31.0)	(5.4)

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Payment of long-term debt	—	(5.0)
Capital lease payments	(1.5)	—
Proceeds from issuances of common stock	6.7	1.2
Tax benefit on stock plans	0.9	—
Purchases of common stock	(2.8)	(3.5)
Dividends paid	(6.3)	(5.9)

Net cash flows related to financing activities	(3.0)	(13.2)

Effect of exchange rates on cash	0.1	0.2

Net (decrease) increase in cash and cash equivalents	(6.2)	11.7

Cash and cash equivalents at beginning of year	41.3	16.8

Cash and cash equivalents at end of period	$35.1	$28.5

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